Filed pursuant to Rule 424(b)(3)

Registration No. 333-268103

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 8, 2022)

PROMIS NEUROSCIENCES INC.

Up to 1,383,755 Common Shares Underlying Units

Up to 345,939 Common Shares Underlying Warrants

This Prospectus Supplement No. 09 (this “Prospectus Supplement”) amends and supplements the Prospectus dated November 8, 2022 (the “Prospectus”) of ProMIS Neurosciences Inc. (the “Company”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-268103) (our “Registration Statement”). This Prospectus Supplement is being filed to amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale by the selling security holders named in the Prospectus (the “Selling Shareholders”) of up to an aggregate of 1,729,694 of our common shares, no par value (“common shares”), which consists of (i) up to 1,383,755 common shares that are issuable to certain of the Selling Shareholders that are party to the Unit Purchase Agreement, dated October 11, 2022 (the “Unit Purchase Agreement”); and (ii) up to 345,939 common shares that are issuable to certain of the Selling Shareholders that are party to the Unit Purchase Agreement upon the exercise of warrants to purchase our common shares that we issued to Selling Shareholders in a private placement that closed in connection with the Unit Purchase Agreement.

This Prospectus Supplement includes information from our Current Report on Form 8-K filed on July 10, 2023 reporting the issuance of a press release announcing that the Company has applied and received approval for a voluntary delisting of its common shares from the Toronto Stock Exchange.

This Prospectus Supplement should be read in conjunction with the Prospectus that was previously filed, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 10, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2023

PROMIS NEUROSCIENCES INC.

(Exact name of registrant as specified in its charter)

Canada	001-41429	98-0647155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 200, 1920 Yonge Street, Toronto, Ontario	M4S 3E2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 847-6898

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value per share	PMN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On July 10, 2023, ProMIS Neurosciences Inc. (the “Company”) issued a press release announcing that the Company has applied and received approval for a voluntary delisting of its common shares from the Toronto Stock Exchange (“TSX”). It is expected that the Company’s common shares will be voluntarily delisted from the TSX effective as of close of trading on July 21, 2023. The common shares will continue to be listed and trade on Nasdaq under the symbol “PMN”. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated July 10, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROMIS NEUROSCIENCES INC.

Date: July 10, 2023	By:	/s/ Gail Farfel
Name: Gail Farfel
Title: Chief Executive Officer

Exhibit 99.1

ProMIS Neurosciences to Consolidate Trading on the Nasdaq Exchange

●	Company to voluntarily delist from the Toronto Stock Exchange (TSX)
●	Last trading day on TSX will be July 21, 2023

TORONTO, Ontario and CAMBRIDGE, Massachusetts – July 10, 2023 – ProMIS Neurosciences Inc. (TSX: PMN) (Nasdaq: PMN), a biotechnology company focused on the generation and development of antibody therapeutics targeting toxic misfolded proteins in neurodegenerative diseases such as Alzheimer’s disease, today announced that it intends to consolidate trading of its shares on the Nasdaq exchange and as such has applied and received approval for a voluntary delisting of its common shares from the Toronto Stock Exchange ("TSX"). The last trading day on TSX will be July 21, 2023. The delisting from the TSX will not affect the Company’s listing on the Nasdaq and common shares will continue to trade uninterrupted on the Nasdaq under the symbol “PMN”.

ProMIS joined the Nasdaq Capital Market LLC on July 7, 2022, and it has since become the primary market based on trading volume. The Company believes that this consolidation to the Nasdaq will facilitate the opportunity to undertake transactions in accordance with the rules of Nasdaq as its primary market while creating a central marketplace for common shares and providing sufficient liquidity. The Company also believes that delisting from the TSX will lower the expenses of a dual listing and provide savings in time and effort of management, which can be redirected to initiatives intended to generate shareholder value.

In accordance with the requirements of the TSX Company Manual, shareholder approval is not required in respect of the voluntary delisting from the TSX as the Company’s common shares are listed on Nasdaq, which is an acceptable alternative market for the listed securities.

Most brokers in Canada, including discount and online brokers, have the ability to buy and sell securities listed on Nasdaq. Therefore, the Company’s Nasdaq listing will continue to provide shareholders with accessibility to trade the Company’s common shares. The value of investor shares or warrants is not related to or dependent on the listing. Shareholders holding shares or warrants in Canadian brokerage accounts should contact their brokers to confirm how to trade the Company’s shares on Nasdaq. Shareholders may also contact the Company at info@promisneurosciences.com for assistance.

About ProMIS Neurosciences Inc.

ProMIS Neurosciences Inc. is a development stage biotechnology company focused on generating and developing antibody therapeutics selectively targeting toxic misfolded proteins in neurodegenerative diseases such as Alzheimer’s disease (AD), amyotrophic lateral sclerosis (ALS) and multiple system atrophy (MSA), an alpha-synucleinopathy. The Company’s proprietary target discovery engine applies a thermodynamic, computational discovery platform - ProMIS™ and Collective Coordinates - to predict novel targets known as Disease Specific Epitopes on the molecular surface of misfolded proteins. Using this unique approach, the Company is developing novel antibody therapeutics for AD, ALS and MSA. ProMIS has offices in Toronto, Ontario and Cambridge, Massachusetts. ProMIS is listed on Nasdaq and, effective upon the delisting, formerly the TSX, under the symbol PMN.

Forward-looking Statements

Neither the TSX nor Nasdaq has reviewed and neither accepts responsibility for the adequacy or accuracy of this release. Certain information in this news release constitutes forward-looking statements and forward-looking information (collectively, “forward-looking information”) within the meaning of applicable securities laws. In some cases, but not necessarily in all cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”.

In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Specifically, this news release contains forward looking information regarding the Company’s plans and objectives with respect to its current listing on Nasdaq and its intention to delist from the TSX, including the timing and anticipated benefits therefrom. Statements containing forward-looking information are not historical facts but instead represent management's current expectations, estimates and projections regarding the future of our business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by the Company as of the date of this news release, are subject to known and unknown risks, uncertainties and assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, the Company’s ability to fund its operations and continue as a going concern, its accumulated deficit and the expectation for continued losses and future financial results. Important factors that could cause actual results to differ materially from those indicated in the forward-looking information include, among others, the factors discussed throughout the “Risk Factors” section of the Company's most recently filed annual information form available on www.SEDAR.com, in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2022 and the section entitled “Risk Factors” in its Post-Effective Amendment No. 1 to Form S-1, filed March 17, 2023, each as filed with the Securities and Exchange Commission, and subsequent quarterly reports. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

To learn more, visit us at www.promisneurosciences.com.

For Investor Relations, please contact:

Stern Investor Relations

Janhavi Monhite, Managing Director

janhavi.mohite@sternir.com

Tel. 212 698-8801